Exhibit 10.2


                              EMPLOYMENT AGREEMENT



         THIS EMPLOYMENT AGREEMENT (this "Agreement"), made as of this 5th day of April, 2007, is by and between FIVE STAR GROUP, INC., a Delaware corporation with principal offices at 10 East 40th Street, Suite 3110, New York, New York 10016 (the "Company"), and RONALD KAMPNER, residing at 27 Pines Bridge Road, Amawalk, New York 10501 (the "Executive"). FIVE STAR PRODUCTS, INC., a Delaware corporation with principal offices at 10 East 40th Street, Suite 3110, New York, New York 10016 ("FSP"), joins in this Agreement solely with respect to Section 3.3.

                              W I T N E S S E T H:

         WHEREAS, FSP intends to acquire the assets of Right-Way Dealer Warehouse, Inc. ("Right-Way");

         WHEREAS, this Agreement is contingent upon the approval by the United States Bankruptcy Court for the District of Massachusetts of the acquisition of Right-Way by FSP and pursuant to a certain Asset Purchase Agreement, the closing of the transaction involving the acquisition of Right-Way by FSP ("Closing");

         WHEREAS, effective upon the date of the Closing ("Closing Date"), the Executive shall be hired by the Company as its Senior Vice President of Sales pursuant to the terms of this Agreement;

         WHEREAS, the Company desires to retain the Executive upon the terms and conditions set forth below; and

         WHEREAS, the Executive desires to render services to the Company upon the terms and conditions set forth below.

         NOW THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

         1. Nature of Employment. The Company hereby employs the Executive pursuant to the terms set forth in this Agreement, and the Executive hereby accepts such employment. The Executive shall perform the duties of Senior Vice President of Sales of the Company, which duties shall include primarily supervising sales and marketing in New England and Westchester County, New York; supervising the Brooklyn Cash & Carry Business; and such other duties as the Company may from time to time reasonably assign to him. The Executive shall devote his full time, energies, skills, and attention to the performance of his duties and responsibilities hereunder, and shall perform them faithfully, diligently, and competently. The Executive shall report to the Company's Chief Executive Officer.

         2. Term of Employment. The term of this Agreement shall commence on the Closing Date and continue until the third anniversary of the Closing Date (the "Term"), unless otherwise extended by written agreement of the parties or reduced as provided herein.

         3. Compensation and Benefits.

         During the Term, the Executive shall be entitled to receive compensation from the Company as set forth below:

                  3.1      Base Salary.

                  During the Term, the Company shall pay the Executive a salary at the rate of $200,000 per annum (the "Base Salary"), or such greater sum as may from time to time be fixed in accordance with the Company's salary review policy for senior executives then in effect. Payments of Base Salary to the Executive shall be subject to such payroll deductions as are required by law, with deductions for employee benefits in accordance with Company practice or as selected by the Executive in accordance with the terms of Company employee benefit plans, and shall be payable in accordance with the customary payroll practices of the Company.

                  3.2      Incentive Compensation.

                  (a) The sales incentive program set forth in this Section 3.2 is based on the business model as well as marketing and sales practices currently known to the parties. It is acknowledged that any material change to such practices may have an impact on Executive's ability to earn the sales incentives set forth in Section 3.2. Accordingly, in the event that the Company intends to make a material change (e.g., dropping a product line) that may have an effect on sales volume, the Company agrees to consult with the Executive before implementing any such changes.

                  (b) Brooklyn Cash & Carry Business Sales Incentive. During the Term, the Executive shall be eligible to earn an annual bonus equal to two percent (2%) of all Brooklyn Cash & Carry Business sales booked (in accordance with the Company's then prevailing accounting treatment for recognizing sales in connection with the preparation of its annual audited financial statement) by December 31 of each year during the Term above an annual "Threshold." For purposes of this Section 3.2(b), the Threshold amount for the year ended December 31, 2007 will be $8,000,000, prorated for the balance of the year between the Closing Date and December 31, 2007. In 2008 and for each successive year during the Term, the Threshold amount will increase by five percent (5%) over the prior year's Threshold amount with partial years during the Term being prorated. The Brooklyn Cash & Carry Business means the business of Right-Way generally conducted at the building located at 1202 Metropolitan Avenue, Brooklyn, New York over the past two years. The Brooklyn Cash & Carry Business Sales Incentive will be paid to the Executive by the Company no later than March 31 of each year during the Term.

                  (c) Right-Way Transferred Sales Incentive. During the Term, the Executive shall be eligible for an annual bonus with respect to "Right-Way Distribution Business Successfully Transferred To The Company" (as defined in
Section 3.2(c)(4)), if any, as follows:



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

                           (1) One-half percent (1/2%) of all Right-Way
Distribution Business Successfully Transferred To The
Company, up to the "Designated Amount" (as defined in Section 3.2(c)(3)); and

                           (2) One percent (1%) of all Right-Way  Distribution
Business  Successfully  Transferred To The Company, above the Designated Amount.

                           (3) For purposes of this Section 3.2(c),  the
"Designated Amount" for the year ended December 31, 2007 will be $15,000,000, prorated for the balance of the year between the Closing Date and December 31, 2007. For the year ended December 31, 2008 and for each successive year thereafter, the Designated Amount will increase by five percent (5%) over the prior year's Designated Amount, with partial years during the Term being prorated.

                           (4) For purposes of calculating "Right-Way
Distribution Business Successfully Transferred To The Company," the parties stipulate that such sales will include all sales (excluding sales by the Brooklyn Cash & Carry Business) booked by the Company with respect to Qualified Right-Way Customers by December 31 of each year of the Term reduced in each year by sales by the Company to such Qualified Right-Way Customer for the year ended December 31, 2006 (pro rata for any partial calendar year during the Term). A Qualified Right-Way Customer is a person (excluding persons doing business with Right-Way solely through the Brooklyn Cash & Carry Business) to which during the year ended December 31, 2006, Right-Way made sales (excluding sales at the Brooklyn Cash & Carry Business) in excess of $4,000. The Executive shall prepare in good faith a list of all Qualified Right-Way Customers prior to the Closing ("Qualified Right-Way Customer List").Immediately after the Closing, the Executive shall provide to the Company the Qualified Right-Way Customer List which the parties shall review in good faith and which shall be approved by the Company and made part of this Agreement with such approval not to be unreasonably withheld. The Right-Way Transferred Sales Incentive will be paid to the Executive by the Company no later than March 31 of each year of the Term.

                  3.3 Stock Options. On the Closing Date, FSP shall grant to the Executive options to acquire two hundred thousand (200,000) shares of FSP stock under the FSP 2007 Incentive Stock Plan (the "Plan") subject to shareholder approval of the Plan on or prior to March 1, 2008 (the "Options"), it being understood that failure to obtain shareholder approval of the Plan on or prior to March 1, 2008 shall be considered a material breach of this Agreement. The Options will be issued at an exercise price equal to "Fair Market Value" (as defined by the Plan) of FSP stock on the Closing Date or, if the Closing Date occurs on a day when United States equity securities markets are not open, on the next succeeding day when such securities markets are open. Vesting of the Options will be over a three (3) year period commencing with calendar year 2007 and will be subject to provisions requiring achievement of a FSP-specified Earnings Before Interest, Taxes, Depreciation, and Amortization ("EBITDA") target. In addition, the agreement evidencing the Options ("Stock Option Agreement) will reflect the same basic provisions as provided in the option agreements applicable to other senior executives of FSP granted on March 1, 2007 and will be subject to any provisions required under the Plan. A true copy of the Stock Option Agreement evidencing the proposed grant of the Options to the Executive is attached hereto and made part of this Agreement.



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

                  3.4 Benefits. The Executive shall be eligible to participate in all insurance and benefit programs available to senior executives of the Company, subject to the provisions of the various benefit plans and programs in effect from time to time, including but not limited to, medical, life insurance, and the Company's 401(k) program.

                  3.5 Automobile. During the Term, in order to facilitate the performance of the Executive's duties hereunder, and otherwise for the convenience and in the interest of the Company, the Company shall provide to the Executive a Company-owned or Company-leased automobile and will pay all operating expenses incurred by the Executive in connection therewith. The portion of the use of said automobile devoted to personal use shall be reflected in the Executive's W-2 provided by the Company.

                  3.6 Death or Disability. The Term shall end on the date of death of the Executive or the date on which an independent medical examiner determines that due to physical or mental impairment of the Executive, the Executive is unable to perform his duties for ninety (90) days in any one hundred eighty (180) day period.

         4. Confidentiality. While employed by the Company and thereafter, the Executive shall not, directly or indirectly, disclose to anyone outside of FSP or the Company any "Confidential Information" (as defined below) or use any Confidential Information other than pursuant to the Executive's employment with the Company or with the Company's written consent.

                  For purposes of this agreement, "Confidential Information" shall mean all data or information regarding FSP or the Company not generally known outside of FSP or the Company whether prepared or developed by or for FSP or the Company or received by FSP or the Company from any outside source, including, without limitation, any trade secrets; customer files, customer lists, lists of prospective customers, or details of agreements with customers; any business, marketing, financial or sales records, formulae, methods of operation, software and related manuals, data, plans, or surveys; and any other record or information relating to the present or future business or products of FSP or the Company. All Confidential Information and copies thereof are the sole property of FSP or the Company. Confidential Information shall not include information that FSP or the Company has voluntarily disclosed to the public or information that has otherwise lawfully entered the public domain.

         5. Non-Disparagement. While employed by the Company and thereafter, the Executive will not make any disparaging statements to any current or former FSP or Company employees or customers, to any media, or to any other person. A disparaging statement is any comment, oral or written, that is intended by the Executive to cause humiliation or embarrassment or cause the recipient to question the business condition, integrity, competence, or good character of any of these persons or entities.

         6. Non-Solicitation and Covenant Not to Compete.

                  (a) Non-Solicitation. Following the termination of his employment with the Company, the Executive agrees that, for a period of one (1)


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

year after the date thereof, he will not, directly or indirectly, solicit any customer of the Company for the purpose of selling to such customer products, processes, goods, or services the sale of which would constitute "Competition" (as defined in Section 6(d)).

                  (b) Covenant Not to Compete. The Executive agrees, that for a period of one (1) year after his employment with the Company terminates, he will not, directly or indirectly:

                           (1) Engage in any Competition in any "Restricted
Territory" (as defined in Section 6(d)); or

                           (2) Be or become an employee,  agent or  consultant
of, or acquire or have any proprietary or equity interest in (except as the holder of less than one percent (1%) of the outstanding common stock of any publicly traded companies), or otherwise participate or assist in the business of, any person who engages in any Competition in any Restricted Territory.

                  (c) If at any time the provisions of this Section 6 shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 6 shall be considered divisible and shall become and be immediately amended to only such area, duration, and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Executive agrees that this Section 6 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

                  (d) For purposes of this Sections 6, "Competition" shall mean, directly or indirectly, engaging in activities competitive with, or rendering services to any firm or business engaged or about to become engaged in, any material line of business in which the Company is then engaged and as to which the Executive had involvement and/or acquired or received Confidential Information during his employment with the Company. For purposes of this Section 6, "Restricted Territory" shall mean the United States of America, its territories, and possessions (including Puerto Rico).

                  (e) Breach of Non-Solicitation and Covenant Not to Compete.

                           (1) If the  Executive  commits a breach or the
Company has reasonable grounds to believe that the Executive is about to commit a breach, of any of the provisions of this Section 6, the Company shall have the right to have the provisions of this Agreement specifically enforced by any court having equity jurisdiction without being required to post bond or other security and without having to prove the inadequacy of the available remedies at law, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company.

                           (2) In addition, the Company may also take all such
other actions and remedies available to it under law or in equity and shall be entitled to such damages as it can show it has sustained by reason of such breach.

         7. Termination by the Company for Cause.

                  (a) Notwithstanding the provisions of Section 2, the Company may terminate this Agreement and the Executive's employment at any time during the Term, with or without "Cause," as defined hereafter. For purposes of this Agreement, "Cause" shall mean any one or more of the following:

                           (1) The Executive's conviction of a crime
constituting a felony;

                           (2) The Executive's gross negligence, recklessness,
or malfeasance in the performance of duties hereunder which in the Board of Directors of the Company reasonable judgment has caused or is likely to cause material harm to the Company ; or



                           (3) The Executive's  willful failure to follow
directives of the Board of Directors of FSP or the Chief Executive Officer of the Company or FSP regarding his obligations under this Agreement after written notice of such failure to the Executive and following the Executive's failure to cure the willful failure specified in the written notice within thirty (30) days of receipt of said notice.

                  (b) If the Company terminates the Executive's employment with Cause, the Executive shall, as of the date of such termination:

                           (1) Be entitled to receive:

                                    (i) Base Salary earned but not paid; and

                                    (ii) Any other benefits, as applicable under
the respective employee benefit plan.

                           (2) Forfeit any unpaid bonus; and

                           (3) Forfeit any unvested  options to acquire
securities  issued by FSP, which have been granted to the Executive by FSP.


         8. Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, faxed, or sent by certified, registered or express mail, postage prepaid and in each case return receipt requested, if to the Executive, at his residence address shown above, if to the Company or FSP, to its principal office address shown above, attention to the Secretary of the Company or the Secretary of FSP, as applicable, or to such other addresses as may be designated in writing by the Company, FSP, or the Executive from time to time.

         9. Withholding of Taxes. The Company is authorized to withhold, from any benefit provided or payment due hereunder, the amount of withholding taxes due any Federal, state, or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

         10. Severability; Survival. In the event any provision or portion of this Agreement is determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the invalid or unenforceable part had been severed and deleted. The respective rights and obligations of the parties hereunder shall survive the termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

         11. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within New York.

         12. Arbitration. In the event of any dispute, controversy, or claim arising out of or relating to this Agreement, or any breach of this Agreement, the parties hereby agree to submit such dispute, controversy, or claim to arbitration and that the determination in such arbitration shall be final and binding. Arbitration shall be effected by a panel of three (3) arbitrators in accordance with the employment arbitration rules then in force of the American Arbitration Association, which shall administer the arbitration and act as appointing authority. Any such arbitration, including the rendering of an arbitration award, shall take place in New York City, New York, or such other place as may be mutually agreed upon at the time by the parties to the arbitration. The arbitrators shall have no power to add to, subtract from, or otherwise modify the terms of this Agreement or to grant injunctive relief of any nature. Any judgment upon the award of the arbitrators may be entered in any court having jurisdiction thereof. The arbitrators may award costs and expenses of the arbitration to the prevailing party.

         13. Assignment. The Executive may not assign his obligations hereunder. The rights of the Executive and the rights and obligations of the Company hereunder shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, executors, administrators, successors, and assigns.

         14. Headings. The headings in this Agreement are inserted solely for convenience of reference and shall not affect the interpretation of this Agreement.

         15. No Conflict. The Executive represents and warrants that he is not subject to any agreement, instrument, obligations, order, judgment, or decree of any kind, or any other restrictive agreement or obligation of any character, which would prevent him from entering into this Agreement or which would be breached by him upon the performance of his duties pursuant to this Agreement.

         16. Entire Agreement. This Agreement constitutes the entire agreement between the parties as of the date hereof with respect to the employment of Executive by the Company and cannot be amended or terminated orally. This Agreement supersedes all prior agreements, understandings, representations, and statements, whether oral or written, concerning the employment of Executive by the Company.

         17. Amendments. This Agreement may be amended, superseded, canceled, renewed, or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. Notwithstanding the preceding sentence, the Company or FSP may at any time or from time to time amend, modify, suspend, or terminate any bonus, incentive compensation, or other benefit plans or programs provided hereunder for any reason and without the Executive's consent.



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

         IN WITNESS WHEREOF, the parties, intending to be legally bound in accordance with its terms as of the date first above written, executed this Agreement.



FIVE STAR PRODUCTS, INC.                     FIVE STAR GROUP, INC.



By:  /s/JOHN C. BELKNAP                      By:  /s/ JOHN C. BELKNAP
     ------------------                           -------------------
Name:    John C. Belknap                     Name:    John C. Belknap
Title:   Vice President                               Title  Vice President






/s/ RONALD KAMPNER
Ronald Kampner





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



                            FIVE STAR PRODUCTS, INC.
                             STOCK OPTION AGREEMENT


         AGREEMENT, dated April 5, 2007 (the "Grant Date"), between Five Star Products, Inc., a Delaware corporation (the "Company"), with an address at 10 East 40th Street, Suite 3110, New York, NY 10016, and Ronald Kampner (the "Grantee"), with an address at 27 Pines Bridge Road, Amawalk, New York 10501.

         WHEREAS, the Board of Directors of the Company has, on the Grant Date, pursuant to the Five Star Products, Inc. 2007 Incentive Stock Plan, a copy of which is annexed hereto as Exhibit A (the "Plan"; capitalized terms used but not defined herein having the meanings ascribed thereto in the Plan), granted to the Grantee options to purchase shares of the common stock, par value $.01 per share, of the Company (the "Common Stock"), as hereinafter set forth, and authorized the execution and delivery of this Agreement;

         NOW, THEREFORE, the parties hereto agree as follows:

         The Grantee is hereby granted options (the "Options") to purchase from the Company, subject to the terms and conditions set forth in this Agreement, all or any part of 200,000 shares of Common Stock (the "Option Shares") at an initial purchase price of $0.75 per share; provided, however that notwithstanding any other provision of this Agreement, the Options granted are contingent upon approval of the Plan by the shareholders of the Company as provided in Section 16 hereof.

         Subject to Section 16, the Options shall be exercisable as follows and subject to the continuous employment of the Grantee with the Company or a Related Company until the applicable vesting date:

                  Unless sooner terminated as hereinafter provided, this Option shall become vested and exercisable with respect to up to 33.3% of the Option Shares on the date of filing (such filing date, the "1st Vesting Date") of the Company's Annual Report on Form 10-K ("Form 10-K") with the Securities and Exchange Commission (the "SEC") for the fiscal year ending December 31, 2007 ("Fiscal 2007"), subject to the Company's achieving Adjusted EBITDA (as defined below) of at least $5,000,000 for Fiscal 2007. For purposes of this Agreement "Adjusted EBITDA" means earnings before interest, taxes, depreciation, amortization and extraordinary items and Nonrecurring Items (as defined in the Plan), all determined in accordance with generally accepted accounting principles consistently applied.

                  Unless sooner terminated as hereinafter provided, this Option shall become vested and exercisable with respect to up to an additional 33.3% of the Option Shares on the date of filing (such filing date, the "2nd Vesting Date") of the Company's Form 10-K with the SEC for the fiscal year ending December 31, 2008 ("Fiscal 2008"), subject to the Company's achieving Adjusted EBITDA of at least $7,500,000 for Fiscal 2008.

                  Unless sooner terminated as hereinafter provided, this Option shall become vested and exercisable with respect to up to an additional 33.4% of the Option Shares on the date of filing (such filing date, the "3rd Vesting Date") of the Company's Form 10-K with the SEC for the fiscal year ending December 31, 2009 ("Fiscal 2009"), subject to the Company's achieving Adjusted EBITDA of at least $11,250,000 for Fiscal 2009.

                  If, on the 3rd Vesting Date, the Company's aggregate Adjusted EBITDA for fiscal year 2007, fiscal year 2008 and fiscal year 2009 equals or exceeds $23,750,000, then any Option Shares that did not vest on the 1st Vesting Date, 2nd Vesting Date or 3rd Vesting Date shall become vested and exercisable on the 3rd Vesting Date.

                  Notwithstanding any other provision of this Agreement to the contrary, in the event that Grantee is employed by the Company or a Related Company as of the end of the fiscal year 2007, 2008 or 2009, Grantee shall be entitled to the vesting of this Option for that fiscal year, as set forth above, regardless of whether Grantee's employment terminates prior to the formal determination of vesting (i.e., based on Adjusted EBITDA calculations) for such fiscal year, as set forth above.

         Subject to Section 16, the Options shall automatically become vested and shall be immediately exercisable in full upon the occurrence of a Change in Control of the Company or its parent, National Patent Development Corporation ("NPDC"). For purposes of this Agreement, a "Change in Control" of the Company shall be deemed to have occurred if (i) National Patent Development Corporation ("NPDC") and its affiliates cease to own a majority of the voting stock of the Company or (ii) within any 12-month period beginning on or after the date that is three months after the date hereof, the persons who were directors of the Company immediately before the beginning of such period (the "Company Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board of Directors of the Company or the board of directors of any successor to the Company, provided that any director who was not a director of the Company immediately before the beginning of such period shall be deemed to be a Company Incumbent Director if such director was elected to the Board of Directors of the Company by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Company Incumbent Directors either actually or by prior operation of this Section 3, unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Regulation 14a-11 promulgated under the Exchange Act. For purposes of this Agreement, a "Change in Control" of NPDC shall be deemed to have occurred if (i) a change in control of NPDC of a nature that would be required to be reported in response to Item 5.01 of Current Report on Form 8-K pursuant to Section 13 or 15(d) of the Exchange Act, other than a change of control resulting in control by Grantee or a group including Grantee occurs, (ii) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than Grantee or a group including Grantee, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange

Act), directly or indirectly, of securities of NPDC representing 20% or more of the combined voting power of NPDC's then outstanding securities, or (iii) within any 12-month period beginning on or after the date that is three months after the date hereof, the persons who were directors of NPDC immediately before the beginning of such period (the "NPDC Incumbent Directors") shall cease (for any reason other than death) to constitute at least a majority of the Board of Directors of NPDC or the board of directors of any successor to NPDC, provided that any director who was not a director of NPDC immediately before the beginning of such period shall be deemed to be a NPDC Incumbent Director if such director was elected to the Board of Directors of NPDC by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as NPDC Incumbent Directors either actually or by prior operation of this Section 8(d), unless such election, recommendation or approval was the result of an actual or threatened election contest of the type contemplated by Regulation 14a-11 promulgated under the Exchange Act of or any successor provision. Notwithstanding the foregoing, no Change of Control shall be deemed to occur as a result of the beneficial ownership of securities of NPDC by Bedford Oak Advisors, LLC, Bedford Oak Partners, L.P. or Harvey P. Eisen.

         All Options shall terminate and thereafter no longer be exercisable (subject to Section 8) on April 4, 2017 (the "Expiration Date").

         Option Shares purchased pursuant to this Agreement shall be paid for in full at the time of purchase. Payment may be made in cash, check, attestation of shares of Common Stock, or a combination thereof, provided that such consideration shall be such that the Option Shares shall be fully paid and nonassessable. If payment is made in whole or part by tender of shares of Common Stock, such shares shall be valued at the Fair Market Value thereof. Upon receipt of written notice of exercise of Options in the form attached hereto as Exhibit B together with payment and delivery of any other required documentation, the Company shall, without stock transfer tax to the Grantee or any other person entitled to exercise such Options, deliver to the person exercising such Options a certificate or certificates for the Option Shares so purchased. It shall be a condition to the performance of the Company's obligation to issue or transfer Common Stock upon exercise of Options that the Grantee or other person exercising such Options pay, or make provision satisfactory to the Company for the payment of, any taxes (other than stock transfer taxes) which the Company is obligated to collect with respect to the issue or transfer of Common Stock upon exercise, including any Federal, state, or local withholding taxes.

         No person shall have any rights as a stockholder with respect to any Option Shares until the date a stock certificate is issued to such person for such Option Shares. Except as otherwise expressly provided herein, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.



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

         Options are not transferable otherwise than by will or the laws of descent and distribution and are exercisable, during the lifetime of the Grantee, only by the Grantee or, in the event of Grantee's legal disability, by the Grantee's legal representative. The Grantee or his representative shall give the Company notice of any transfer, specifying the name and address of the transferee and the number and class of Options transferred.

         (a) If, for any reason other than death or disability, Grantee's Termination of Service occurs prior to the Expiration Date, such Options may be exercised, to the extent of the number of shares and with the exercise price with respect to which the Grantee could have exercised it on the date of such Termination of Service, by the Grantee at any time prior to the earlier of (i) the Expiration Date and (ii) two months after the date of such Termination of Service.

                  (b) If Grantee becomes disabled (within the meaning of section 22(e)(3) of the Code) prior to the Expiration Date, and the Grantee's Termination of Service occurs as a consequence of such disability, the Options may be exercised, to the extent of the number of shares and with the exercise price with respect to which the Grantee could have exercised it on the date of such Termination of Service, by the Grantee at any time prior to the earlier of
(i) the Expiration Date and (ii) six months after the date of such Termination of Service. In the event of the Grantee's legal disability, the Options may be exercised by the Grantee's legal representative.

                  (c) If Grantee's Termination of Service occurs as a result of death prior to the Expiration Date, or if the Grantee dies following his or her Termination of Service but prior to the expiration of the period determined under Sections 8(a) and (b) above, the Options may be exercised, to the extent of the number of shares and with the exercise price with respect to which the Grantee could have exercised them on the date of his or her death, by the Grantee's estate, personal representative, or beneficiary who acquired the right to exercise the Options by bequest or inheritance or by reason of the death of the Grantee. Such post-death exercise may occur at any time prior to the earlier of (i) the Expiration Date and (ii) one year after the date of the Grantee's death.

                  (d) If the issuance of any shares of Common Stock on the exercise of any Options pursuant to this Section 8 has not, at the time of such exercise, been registered under the Securities Act, the Grantee or other person exercising such Options shall execute and deliver such documents as the Company may reasonably require to ensure compliance with the Securities Act and other applicable securities laws, including acknowledgement that such shares are "restricted securities" as defined in the regulations under the Act and are acquired for investment purposes only and not with a view to resale or distribution.

         The number and kind of shares issuable on exercise of, and the exercise price of, the Options represented hereby shall be subject to adjustment as provided in the Plan.

         The Company shall at all times reserve and keep available out of its authorized Common Stock the full number of shares of Common Stock issuable upon exercise of Options.



                                       12
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         (a) If at any time the Committee or the Board shall determine, in its discretion, that the listing, registration, or qualification of any of the Option Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the issue or purchase of Option Shares, the Options may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee or the Board, as applicable. Any notice of exercise of Options which would be effective except for this Section 11 shall be deemed effective immediately upon satisfaction of all such conditions (even if such notice could not otherwise then have been given).

                  (b) The Company shall not be obligated to sell or issue any Option Shares in any manner in contravention of the Securities Act, the Exchange Act, or any state securities law. The Board may, at any time, require as a condition to the exercise of Options that the Option Shares be acquired for investment purposes only and that the certificate therefor contain a legend restricting transfer.

         All notices hereunder shall be in writing, and (a) if to the Company, shall be delivered personally to the Secretary of the Company or mailed to its principal office, addressed to the attention of the Secretary, (b) if to the Grantee, shall be delivered personally or via courier or mailed via certified mail, postage prepaid, return receipt requested to the Grantee at the address first set forth above, or (c) if to any subsequent holder of Options or Option Shares, to the address specified for such holder in the notice provided for in
Section 7 or on the stock records of the Company. Such addresses may be changed at any time by notice from one party to the other.

         All decisions or interpretations made by the Committee with regard to any question arising hereunder shall be binding and conclusive on the Company and the Grantee.

         This Agreement shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent provided in Section 7, the executors, administrators, legatees, heirs, guardians, legal representatives, successors, and assigns of the Grantee.

         This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to rules governing the conflict of laws.

         Notwithstanding any other provision of this Agreement, the Options granted by this Agreement shall be void and of no force and effect unless the shareholders of the Company shall within twelve months after the Grant Date approve the Plan. No Options may be exercised until the foregoing shareholder approval is received.




                                       13
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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                             FIVE STAR PRODUCTS, INC.


                                             By:  /s/ JOHN C. BELKNAP
                                                  -------------------
                                                 Name:  John C. Belknap
                                                 Title:  President


                                                 /s/ RONALD KAMPNER
                                                 Ronald Kampner



                                       14
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                                    EXHIBIT A

                            FIVE STAR PRODUCTS, INC.
                            2007 INCENTIVE STOCK PLAN

                                    EXHIBIT B

                                 EXERCISE NOTICE

         The undersigned, pursuant to the foregoing Option Agreement (terms used herein have the meanings as defined in the Option Agreement), hereby elects to exercise Options for ____________ shares of Common Stock (the "Shares") at an exercise price of $0.75 per share, and herewith (or as otherwise provided in the Option Agreement) makes payment in full therefor pursuant to such Option Agreement.

         1. If the sale of the Shares and the resale thereof has not, prior to the date hereof, been registered pursuant to a registration statement filed and declared effective under the Securities Act of 1933 (the "Act"), the undersigned hereby agrees, represents, and warrants that:

                  (a) I am acquiring the Shares for my own account (and not for the account of others) for investment and not with a view to the distribution or resale thereof;

                  (b) By virtue of my position, I have access to the same kind of information which would be available in a registration statement filed under the Act;

                  (c) I am a sophisticated investor;

                  (d) I understand that I may not sell or otherwise dispose of such shares in the absence of either a registration statement under the Act or an exemption from the registration provisions of the Act; and

                  (e) The certificates representing such shares may contain a legend to the effect of (d) above.

         2. If the sale of the Shares and the resale thereof has been registered under the Act, the undersigned hereby represents and warrants that I have received the applicable prospectus and all subsequent reports incorporated therein by reference.

                                             Very truly yours,


                                             (type name under signature line)

Dated:
       -----------------------------



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